EX-23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Aeroflex Incorporated:

We consent to the use of our report dated October 17, 2008 included in the registration statement on Form S-1 and to the reference to our firm under the heading “Experts” in the prospectus. Our report refers to the adoption of the provisions of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109, effective July 1, 2007, the provisions of Statement of Financial Accounting Standards No. 158, Employers Accounting for Defined Benefit Pension and Other Postretirement Plans, effective June 30, 2007, the provisions of Statement of Financial Accounting Standard No. 123(R), Share-Based Payment, effective July 1, 2005, and the provisions of FASB Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations, effective June 30, 2006.

/s/ KPMG LLP

Melville, New York
February 2, 2009